AMENDED AND RESTATED FUND PARTICIPATION AND SHAREHOLDER SERVICES AGREEMENT

THIS AMENDED AND RESTATED FUND PARTICIPATION AND SHAREHOLDER SERVICES AGREEMENT is made and entered into as of [September 15], 20[04] by and between NATIONWIDE FINANCIAL SERVICES, INC., on behalf of its subsidiary life insurance companies who may offer the Funds (as defined below), including but not limited to those listed on EXHIBIT A hereto (collectively, the “Company”), and AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”).

WHEREAS, the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the “Contracts”); and

WHEREAS, the Company wishes to make available as investment options under the Contracts certain classes of the funds made available by Distributor for use in variable annuity and variable life insurance contracts (the “Funds”), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and issued by American Century Variable Portfolios, Inc. or American Century Variable Portfolios II, Inc. (collectively, the “Issuer”); and

WHEREAS, on the terms and conditions hereinafter set forth, Distributor desires to make shares of the Funds available as investment options under the Contracts and to retain the Company to perform certain administrative services on behalf of the Funds, and the Company is willing and able to furnish such services.

NOW, THEREFORE, the Company and Distributor agree as follows:

1.           Transactions in the Funds.  Subject to the terms and conditions of this Agreement, Distributor will cause the Issuer to make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Accounts (defined in Section 7(a) below) through a single account per Fund at the net asset value applicable to each order.  The Funds’ shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

2.           Administrative Services.  The Company agrees to provide all administrative services for the Contract owners, including but not limited to those services specified in EXHIBIT B (the “Administrative Services”).  Neither Distributor nor the Issuer shall be required to provide Administrative Services for the benefit of Contract owners.  The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of the Administrative

Services.  Upon request, the Company will provide Distributor or its representatives reasonable information regarding the quality of the Administrative Services being provided and its compliance with the terms of this Agreement.

3.           Timing of Transactions.  (a) Distributor hereby appoints the Company as agent for the Funds for the limited purpose of accepting purchase and redemption orders for Fund shares from the contract/policy owners, as applicable.  On each day the New York Stock Exchange (the “Exchange”) is open for business (each, a “Business Day”), the Company may receive instructions from the contract/policy owners for the purchase or redemption of shares of the Funds (“Orders”). The Company or its designee shall use this data to calculate unit values.  Said unit values shall be used to process that same Business Day’s variable account unit value.  The variable account processing will be done the same evening, and orders for purchases or redemptions shall be placed by 9:30 a.m. Eastern time the morning of the following Business Day in accordance with the terms of Section 4 below.  Payment for purchases shall be wired to a custodial account designated by the Fund or the Distributor and payment for redemptions shall be wired in Federal Funds to an account designated by NFS in order to coincide with the order for Fund shares.  The Distributor will execute the orders at the net asset value as determined as of the Close of Trading on the prior Business Day.  Dividends and capital gain distributions shall be reinvested in additional shares at the ex-date net asset value.  Notwithstanding the above, the Distributor shall not be held responsible for providing the Company or its designee with net asset value, dividend and capital gain information when the New York Stock Exchange is closed, when an emergency exists making the valuation of net assets not reasonably practicable, or during any period when the Securities and Exchange Commission (“SEC”) has by order permitted the suspension of pricing shares for the protection of shareholders.

(b)           Notwithstanding Section 3(a) above, if the Securities and Exchange Commission adopts a rule, or Congress adopts a law, that changes the requirements for intermediaries with regard to accepting Orders on behalf of the Funds, the timing of transmitting Orders to the Funds, or otherwise affects the way Orders are accepted, transmitted and priced, Section 3(a) shall be deemed to be automatically amended to comply with such new rule or law.

4.           Processing of Transactions.

(a)           If transactions in Fund shares are to be settled through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry, and Registration Verification (Fund/SERV) system, the following provisions shall apply:

(1)           Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking”).

(2)           For each Fund/SERV transaction, including transactions establishing accounts with the Distributor or its affiliate, the Company shall provide the Funds and the Distributor or its affiliate with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct.  The Company shall maintain documents required by the Funds to effect Fund/SERV transactions.  Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

(3)           At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law.  Such coverage shall insure for losses resulting from the criminal acts, errors or omissions of each party’s employees and agents.

(4)           The parties agree to participate in Networking with each other under the terms of the Standard Networking Agreement, except that (i) Section 12 of Article IV relating to governing law is hereby amended by deleting the second sentence of such section, and (ii) Section 13 of Article IV relating to arbitration of disputes is hereby deleted and shall be of no force and effect among the parties.

(5)           The Company represents and warrants that all instructions, questions and other correspondence concerning the accounts for which trades are made in accordance with this Section 4(a) shall come from the Company, and that individual account holders shall contact the Company, rather than contact Distributor or the Funds directly, with instructions, questions and requests concerning the Funds.  The Company further represents and warrants that it, rather than Distributor or the Funds, has reporting responsibility to its clients for confirmations of transactions and monthly, quarterly and year-end statements.

(b)           If transactions in Fund shares are to be settled directly with the Funds’ transfer agent (i.e., manual trading), procedures relating to the processing and settlement of Orders shall be subject to such instructions as Distributor may forward to the Company from time to time.  Payment for net purchase transactions shall be made by wire transfer or through a clearinghouse agency approved by us to the applicable Fund custodial account designated by Distributor on the Business Day next following the Trade Date (T + 1).  Such wire transfers shall be initiated by the Company’s bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date.  If payment for a purchase Order is not timely received, the Fund may cancel the Order or, at Distributor’s option, resell the shares to the applicable Fund at the then prevailing net asset value, and the Company shall be responsible for all costs to Distributor, the Funds or any affiliate of the Funds resulting from such resale.  The Company shall be responsible for any loss, expense, liability or damage, including loss of profit suffered by Distributor and/or the respective Funds resulting from delay or failure to make timely payment for such shares or cancellation of any trade, or for any Orders that are processed on an “as of” basis as an accommodation to the Company.  The Company shall not be entitled to any gains generated thereby.  Payment for net redemption orders shall occur by the Distributor using its best efforts to cause the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law.  Settlements shall be in U.S. dollars.

(c)           The Company agrees not to withhold placing Orders received from any customers for the purchase or sale of shares so as to profit itself as a result of such withholding.  The Company shall not purchase shares through Distributor except for the purpose of covering purchase Orders received by the Company, or for the Company’s bona fide investment.  The Company agrees to purchase shares only from the Funds.

5.           Prospectus and Proxy Materials.  Distributor shall provide the Company with reasonable quantities of the Issuer’s prospectuses, statements of additional information, proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuers’ shareholders, each in the amounts and at the times requested by the Company.  At the Company’s option, instead of providing printed prospectuses, statements of additional information and periodic fund reports, Distributor will provide electronic files (in .pdf format) of such documents to the Company or its designee, to be printed together with the other funds offered under any Contract.  In that situation, the Company will inform Distributor of the number of such documents that are printed, and Distributor will reimburse the Company in the amount saved by Distributor by not printing that number of documents.  The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Issuers to the contract/policy owners shall be paid by the Company, and shall not be the responsibility of Distributor or the Issuers.

6.           Compensation and Expenses.

(a)           The Accounts shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the “Record Owner”).  The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuer from time to time.

(b)           All expenses incident to the performance by the Funds under this Agreement shall be paid by the Funds or the Distributor.  The Distributor shall pay the costs of registering the Fund shares with the SEC and of qualifying Fund shares in states where required.

(c)           Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder.  In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the “Administrative Services Fee”) as set forth in EXHIBIT C per annum of the average aggregate amount invested by the Company in the Funds offered under this Agreement.  Distributor agrees that the Administrative Services Fee will be paid to NFS according to this Agreement with respect to each Fund for a period of two years after the termination of this Agreement.

(d)           Distributor agrees to pay an Annual Maintenance Fee of $_____ per Fund offered in the BOA Advisory Services Wrap product and a one-time set-up fee of $_____ per Fund offered in the BOA Advisory Services Wrap product.  The latter fee will be paid only upon the addition of a Fund to the BOA Advisory Services Wrap product, and both fees shall be paid upon invoice by the Company.

(e)           Certain classes of certain of the Funds have adopted distribution plans pursuant to which Distributor, on behalf of each such Fund, will pay a service fee to dealers in accordance with the provisions of such Funds’ distribution plans.  The service fee is paid as additional consideration for all personal services, account maintenance services and/or Distribution Services provided by the general distributor (which is a registered broker dealer) of the Contracts and/or its affiliates  to shareholders of the applicable Fund.  The provisions and terms of these Funds’ distribution plans are described in their respective prospectuses, and the Company hereby agrees that Distributor has made no representations with respect to the distribution plans of such Funds in addition to, or conflicting with, the description set forth in their respective prospectuses.  The fee for each class of Shares of the Funds will be set by Distributor based on the relevant distribution plans.  Any such fee shall be paid only to the general distributor pursuant to Distributor’s records, whether that broker is the Company or another entity.

(f)           For the purposes of computing the payments to the Company contemplated by this Section 6, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company’s aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each day during the month and dividing by the total number of days during such month.

(g)           Distributor will calculate the amount of the payment to be made pursuant to this Section 6 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter.  The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

Nationwide Investment Services Corporation
P.O. Box 71-0853
Columbus, OH 43271-0853
Attention:   Katy Santore
Phone No.: 614-249-7667
Fax No.:     614-249-0899

(h)           Other than the fees specifically set forth in this Section 6, Distributor will not be responsible for paying any other fees to the Company, including but not limited to asset-based fees or fees for system set up or maintenance.

7.           Representations.

(a)           The Company represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the separate accounts which offer the Funds as investment options, each of which is a duly authorized and established separate account under applicable state Insurance law (the “Accounts”), and has registered each Account as a unit investment trust under the 1940 Act to serve as an investment vehicle for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified investment companies selected among those companies available through the Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities.

(b)           Distributor represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Distributor, enforceable in accordance with its terms; (ii) it is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the "1934 Act") and will remain duly registered under all applicable federal and state securities laws, and is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and serves as distributor of the Funds and that it will perform its obligations for the Fund in accordance with any applicable state and federal securities laws; (iii) the prospectus of each Fund complies in all material respects with federal and state securities laws; (iv) shares of the Issuer are registered and authorized for sale in accordance with all federal and state securities laws; (v) the investments of the Funds will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the “Code”), and the regulations thereunder, and it will make every effort to maintain each Fund’s compliance with such diversification requirements and will notify the Company immediately upon having a reasonable basis for believing that any Fund has ceased to so qualify, or that any Fund might not so qualify in the future, and that at all times while this Agreement is in effect, all beneficial interests in each of the Funds will be owned by one or more insurance companies’ segregated asset accounts or by any other party permitted under Section 1.817-5(f)(3) of the Regulations promulgated under the Code; and (vi) each Fund is qualified as a Regulated Investment Company under Subchapter M of the Code, and shall make every effort to maintain such qualification of each Fund and shall notify the Company immediately upon having a reasonable basis for believing that any Fund has ceased to so qualify, or that any Fund might not so qualify in the future.

8.           Additional Covenants and Agreements.

(a)           Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement.  All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

(b)           Each party shall promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

(c)           The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract owners, in proper form prior to the Close of Trading of the Exchange on that Business Day.  The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with Section 8(c) hereof.

(d)           The Company covenants and agrees that all Orders transmitted to the Issuer, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts.  Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is “an appropriate person” as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares.  The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor.  The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to Distributor by the Company by telephone, telecopy or other electronic transmission acceptable to Distributor.

(e)           The Company shall not impose any fee, condition, or requirement for the use of the Funds as investment options for the Contracts that operates to the specific prejudice of the Funds vis-a-vis the other investment media made available for the Contracts by the Company.

(f)           The Company shall not, without the written consent of Distributor, make representations concerning the Issuer or the shares of the Funds except those contained in the then-current prospectus and in current printed sales literature approved by Distributor or the Issuer.

(g)  Distributor shall not, without the written consent of Company, make representations concerning the Company or the Contracts except those contained in then current prospectus and in current printed sales literature approved by the Company.

(h)  Advertising and sales literature with respect to the Issuer or the Funds prepared by the Company or its agents, if any, for use in marketing shares of the Funds as underlying investment media to contract owners shall be submitted to Distributor for review and approval before such material is used.

(i)  Advertising and sales literature with respect to the Company or Contracts prepared by the Distributor or its agents, if any, shall be submitted to the Company for review and approval before such material is used.

(j)  Within five (5) Business Days after the end of each calendar month, Distributor shall provide the Company a monthly statement of account, which shall confirm all transactions made during that particular month in the Accounts.

(k)  Distributor shall provide the Company with the investment advisory and other expenses of each Fund incurred during that Fund’s most recently completed fiscal year within 90 days of the Fund’s fiscal year end, to permit the Company to fulfill its prospectus disclosure obligations pursuant to the SEC’s variable annuity fee table regulations and variable life insurance requirements.

9.           Use of Names. Except as otherwise expressly provided for in this Agreement, neither Distributor nor any of its affiliates nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company’s prior written consent, the granting of which shall be at the Company’s sole option.  Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer, Distributor or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuer or Distributor, as appropriate, the granting of which shall be at the sole option of Distributor and/or the Issuer.

10.           Proxy Voting.

(a)           The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges.  It shall be the responsibility of the Company to assure that it and the separate accounts of the other Participating Companies (as defined in Section 12(a) below) participating in any Fund calculate voting privileges in a consistent manner.

(b) The Company will distribute to Contract owners all proxy material furnished by Distributor (provided that such material is received by the Company or its designated agent at least 10 Business Days prior to the date scheduled for mailing, or as soon as practicable if less than 10 Business Days) and will vote shares in accordance with instructions received from such Contract owners.  The Company shall vote Fund shares for which no voting instructions are received in the same proportion as shares for which such instructions have been received.  The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

11.           Indemnity.

(a)           Distributor agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates, subsidiaries and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 (collectively, the “Indemnified Parties” for purposes of this Section 11(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including reasonable legal and other expenses) (collectively, “Losses”), to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by Distributor of a material provision of this Agreement.  Distributor will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses.  Distributor shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

(b)           The Company agrees to indemnify and hold harmless Distributor and the Issuer, and their respective officers, directors, employees, agents, affiliates, subsidiaries  and each person, if any, who controls Issuer or Distributor within the meaning of the Securities Act of 1933 (collectively, the “Indemnified Parties” for purposes of this Section 11(b)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by the Company of a material provision of this Agreement or the use by any person of the Remote Computer Terminals.  The Company will reimburse any reasonable legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of Distributor or the Issuer in performing their obligations under this Agreement.

(c)           Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 11.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

(d)           If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

12.           Potential Conflicts

(a)           The Company has received a copy of an application for exemptive relief, as amended, filed by the Issuer on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the “Shared Funding Exemptive Order”).  The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief.  As set forth in such application, the Board of Directors of the Issuer (the “Board”) will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts (“Participating Companies”) investing in funds of the Issuer.  An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of contract owners.  The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

(b)           The Company will report any potential or existing conflicts of which it is aware to the Board.  The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised.  This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

(c)           If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies.  If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict.  Such necessary action may include but shall not be limited to:

(i)
withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

(ii)	establishing a new registered management investment company or managed separate account.

(d)           If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board’s election, to withdraw an Account’s investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

(e)           For the purpose of this Section 12, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract.  The Company shall not be required by this Section 12 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

13.           Termination; Withdrawal of Offering.  This Agreement may be terminated by either party upon 180 days’ prior written notice to the other party; by the Company, if the Company decides to substitute such Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium; or on 60 days’ written notice pursuant to a vote of a majority of the outstanding securities of the Funds.  Notwithstanding the above, the Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, Distributor, affiliates of Distributor, or the Issuer, which proceedings Distributor reasonably believes may have a material adverse impact on the ability of Distributor, the Issuer or the Company to perform its obligations under this Agreement or (B) in the judgment of Distributor or the Company, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions.  Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party’s counsel, violate any applicable federal or state law, rule, regulation or judicial order; (iii) by a vote of a majority of the independent directors, or (iv) upon assignment by either party.  Termination of this Agreement shall not affect the obligations of the parties to make payments under Section 4 for Orders received by the Company prior to such termination and shall not affect the Issuer’s obligation to maintain the shares of the Funds as set forth by this Agreement.

14.           Redemption Fee Funds.

(a)  Distributor has Fund share classes with redemption fees (“Redemption Fee Funds”) and Distributor is requiring the Company to add the Redemption Fee Funds to those Contracts which use those Funds as underlying investment options in the Company’s Contracts.  The Company has implemented administrative systems at considerable cost which permit the Company to assess redemption fees against the Contracts on behalf of the Funds.  Distributor agrees that the imposition of redemption fees on exchanges and redemptions will help eliminate the harmful effects of disruptive trading that may arise within the Accounts.

(b)  The Company shall be responsible for:  1) monitoring Contract sub-accounts that hold Redemption Fee Funds for transactions not meeting the holding period applicable to those Funds and; 2) assessing redemption fees on behalf of the Redemption Fee Funds in conjunction with those transactions specifically subject to such fees, subject to any reasonable exceptions as set forth in the Company's Contract prospectuses, which include the Redemption Fee Funds as underlying investment options.  The Company shall maintain records supporting its calculations of redemption fees payable to each Fund and shall provide the Distributor with access, to or copies of, such records upon the reasonable request of the Distributor.  The Company shall calculate the amount of redemption fees payable to each Fund on a daily basis and such amount shall be netted against the redemption proceeds payable by the Distributor.

Nothing herein shall be construed to require actions on the part of the Company that would, in the best judgment of the Company, constitute the violation or breach of any duty the Company owes to purchasers of variable insurance product contracts established prior to the creation of the Redemption Fee Funds.

(c)  Distributor acknowledges that, with the addition of the Redemption Fee Funds to certain of its Contracts, the Company may be subjected to potentially unfavorable comparisons with other insurance carriers offering the Funds through variable insurance products.  Moreover, Distributor acknowledges that the ameliorative benefits that may be realized by the Funds in connection with the Company’s incorporation of the Redemption Fee Funds into its Contracts may benefit other insurance company contract and policy owners.

In light of the foregoing, the Distributor agrees -- to the extent the negative effects of disruptive trading practices may be engendered through identified abusive trading activity within other insurance carriers’ separate account products -- that Distributor  will request that such other companies  take any and all actions (not excluding the possible incorporation of the Redemption Fee Funds) necessary to minimize the potentially harmful consequences to the Funds of disruptive trading practices.  Distributor agrees to use its best efforts to encourage, promote, and, if necessary, compel other insurance companies to employ such measures, irrespective of the size of such companies’ separate account investments in the Funds. Distributor shall not unreasonably withhold from the Company information relative to what, if any, measures have been taken by other such insurance carriers.

15.           Non-Exclusivity. Both parties acknowledge and agree that this Agreement and the arrangement described herein are intended to be non-exclusive and that each party is free to enter into similar agreements and arrangements with other entities.

16.           Survival.  The provisions of Section 6 (Compensation), Section 7 (Representations), Section 9 (Use of Names) and Section 11 (Indemnity) of this Agreement shall survive termination of this Agreement.

17.           Privacy Procedures.  Each of the parties to this Agreement affirms that it has procedures in place reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accord with all applicable privacy laws.  Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any exceptions set forth in such privacy laws.  This provision shall survive the termination of this Agreement.

18.           Amendment.  Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

19.           Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:

Nationwide Financial Services, Inc.
One Nationwide Plaza, 1-12-04
Columbus, Ohio  43215
Attn: Vice President – Investment and Advisory Services
(614) 249-4459 (office number)
(614) 249-7166 (telecopy number)

With a copy to:

NFS
One Nationwide Plaza
1-09-V3
Columbus, Ohio  43215
Attn: Associate General Counsel – Securities
(614) 249-8537 (office number)
(614) 677-2295 (telecopy number)

To the Issuer or Distributor:

American Century Investment Services, Inc.
4500 Main Street
Kansas City, Missouri 64111
Attention:  Janet A. Nash, Esq.
(816) 340-7480 (office number)
(816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this Section 19 shall be deemed to have been delivered on receipt.

20.           Successors and Assigns.  This Agreement may not be assigned.  This Agreement shall be binding upon and inure to the benefit of both parties hereto and their respective permitted successors and assigns.

21.           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

22.           Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23.           Compliance.  The forbearance or neglect of any party to insist upon strict compliance by any other party with any of the provisions of this Agreement, whether continuing or not, or to declare a forfeiture of termination against the other parties, shall not be construed as a waiver of any of the rights or privileges of any party hereunder.  No waiver of any right or privilege of any party arising from any default or failure of performance by any party shall affect the rights or privileges of the other parties in the event of a further default or failure of performance.

24.           Governing Law.  This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Ohio.  This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

25.           Entire Agreement.  This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters, including but not limited to:

•	that certain Amended and Restated Fund Participation Agreement between the parties dated as of April 1, 2001,

•	that certain Letter Agreement between the parties dated January 25, 2000,

•	that certain Shareholder Services Agreement among Nationwide Life Insurance Company of America, Nationwide Life and Annuity Company of America, and Distributor dated as of May 1, 2002,

•
that certain Fund/SERV and Networking Agreement between Nationwide Life and Annuity Company of America, f/k/a Providentmutual Life and Annuity Insurance Company of America, and American Century Services Corporation dated as of May 1, 2002,

•
that certain Fund/SERV and Networking Agreement between Nationwide Life Insurance Company, f/k/a Provident Mutual Life Insurance Company, and American Century Services Corporation dated as of March 15, 2001, and

•	that certain Fund/Serv Agreement between Nationwide Investment Services Corporation and American Century Services Corporation dated December 11, 1998.

If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this Agreement shall become a binding agreement between us as of the latest date indicated.

AMERICAN CENTURY INVESTMENT
SERVICES, INC.

By:
Name: [William M. Lyons]
Title:   [Executive Vice President]
Date:   [9/13/04]

We agree to and accept the terms of the foregoing Agreement.

NATIONWIDE FINANCIAL SERVICES,
INC.

By:
Name:  [William G. Goslee]
Title:    [Vice President]
Date:    [9-14-04]

EXHIBIT A

SUBSIDIARY LIFE INSURANCE COMPANIES

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
Nationwide Life Insurance Company of America
Nationwide Life and Annuity Company of America

EXHIBIT B

ADMINISTRATIVE SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners, including, but not limited to, the following:

1.           Maintain separate records for each Contract owner, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners.  The Company will maintain a single master account with each Fund on behalf of the Contract owners and such account shall be in the name of the Company (or its nominee)  as the record owner of shares owned by the Contract owners.

2.           Disburse or credit to the Contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.           Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Contracts.

4.           Transmit purchase and redemption orders to the Funds on behalf of the Contract owners in accordance with the procedures set forth in Section 4 to the Agreement.

5.           Distribute to the Contract owners copies of the Funds’ prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

6.           Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contracts.

Subject to Review & Approval

EXHIBIT C

FEES

Administrative Services Fee

Class I and Class III
No Administrative Services Fee shall be paid on any Class I or Class III Funds with an expense ratio at or below __ basis points.  An Administrative Services Fee of __ basis points shall be paid on any Class I or Class III Funds with an expense ratio between __ basis points and __ basis points. An Administrative Services Fee of __ basis points shall be paid on any Class I or Class III Funds with an expense ratio between __ basis points and __ basis points except assets in Best of America products, which shall receive __ basis points, and assets in VP Income & Growth, which shall receive __ basis points.  An Administrative Services Fee in accordance with the schedule below shall be paid on any Class I or Class III Funds with an expense ratio greater than or equal to __ basis points:
Product	Fee
All Future assets except
assets in VP Ultra	__ basis points
All Non-Future* assets	__ basis points

Class II and Class IV
No Administrative Services Fee shall be paid on any Class II or Class IV Funds with an expense ratio less than or equal to __ basis points.  An Administrative Services Fee of __ basis points shall be paid on any Class II or Class IV Funds with an expense ratio between __ basis points and __ basis points.  An Administrative Services Fee of __ basis points shall be paid on any Class II or Class IV Funds with an expense ratio greater than or equal to __ basis points.

Distribution Fee

Class I and Class III
In consideration of the distribution services provided by the Company and its affiliates, a distribution fee of __ basis points shall be paid on any assets in Class I or Class III of VP Ultra.

* “Non-Future assets” means all assets in the following products, which were created prior to November 1, 1997:

The Best of America IV
The Best of America America’s Vision Activity
Nationwide Enterprise Benefit Annuity

The Best of America America’s Exclusive Annuity
The Best of America Single Premium Variable Life
The Best of America Modified Single Premium Variable Life
The Best of America Flexible Premium Variable Universal Life
The Best of America Multiple Payment Variable Universal Life
The Best of America Last Survivor Flexible Premium Variable Universal Life